Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ICC Holdings, Inc.

The Articles of Incorporation of ICC Holdings, Inc., a Pennsylvania business corporation, are hereby amended and restated to read in their entirety as follows:

FIRST: The name of the corporation is: ICC Holdings, Inc. (the “Corporation”).

SECOND: The location and address of the Corporation’s registered office in this Commonwealth of Pennsylvania and the county of venue is 41908 Route 6, PO Box 7, Wyalusing, Bradford County, Pennsylvania 18853.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Pennsylvania Business Corporation Law of 1988, as amended, (15 Pa. C.S. §§ 1101, et seq.) (the “Business Corporation Law”).

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 100 shares of common stock.

FIFTH: These Amended and Restated Articles of Incorporation shall be effective upon filing.

SIXTH: These Amended and Restated Articles of Incorporation were adopted by the Board of Directors of the Corporation pursuant to 15 Pa.C.S. §1914(c.1).

IN WITNESS WHEREOF, ICC Holdings, Inc. caused these Amended and Restated Articles of Incorporation to be executed in its name by its duly authorized officer as of March 13, 2025.

/s/ Arron K. Sutherland
Name: Arron K. Sutherland
Title: President and Chief Executive Officer

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